Ex 99.1

PTC Announces second fiscal Quarter 2025 Results

•
Delivered solid execution in Q2’25 and exceeded guidance across all metrics
o
Constant Currency ARR Growth of 10%
o
Operating Cash Flow Growth of 12%
o
Free Cash Flow Growth of 13%
•
Proceeding with share repurchases under our $2 billion authorization
•
Continuing to build a strong foundation for AI-driven and verticalized growth
•
Updating FY’25 guidance to proactively manage macroeconomic risk

BOSTON, MA, April 30, 2025 - PTC (NASDAQ: PTC) today reported financial results for its second fiscal quarter ended March 31, 2025.

“Q2 was a solid quarter for us, and I remain extremely optimistic about our position as an enabler of the digital economy – particularly our position as a supplier of software tools that make our customers more efficient as they design, manufacture, and service their products,” said Neil Barua, President and CEO, PTC.

“While the current macroeconomic uncertainty makes it challenging for us to predict precisely how our customers will react, PTC is in a better position today to meet our customers' demand than ever before. I am confident that PTC can help our customers navigate this period by accelerating their continued transition into the digital age,” concluded Barua.

Second Fiscal Quarter 2025 Highlights

Key operating and financial highlights are set forth below. The definitions of our operating and non-GAAP financial measures and reconciliations of non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

$ in millions	Q2’25	Q2'24	YoY Change	Q2’25 Guidance
ARR as reported	$2,290	$2,088	10%
Constant currency ARR (FY'25 Plan FX rates1)	$2,326	$2,119	10%	~9.5% growth
Operating cash flow	$281	$251	12%	~$274
Free cash flow	$279	$247	13%	~$270
Revenue[2]	$636	$603	6%[3]	$590 to $620
Operating margin[2]	35%	30%	530 bps
Non-GAAP operating margin[2]	47%	42%	490 bps
Earnings per share[2]	$1.35[4]	$0.95	42%	$0.79 to $1.05
Non-GAAP earnings per share[2]	$1.79	$1.46	23%	$1.30 to $1.50
Total cash and cash equivalents	$235	$249	(6%)
Gross debt[5]	$1,393	$2,011	(31%)

1 On a constant currency basis, using our FY’25 Plan foreign exchange rates (rates as of September 30, 2024) for all periods.

2 Revenue and, as a result, operating margin and earnings per share are impacted under ASC 606.

3 In Q2’25, revenue grew 8% year over year on a constant currency basis.

4 Q2’25 GAAP EPS included a non-cash tax benefit of $4.2 million or $0.03, due to the release of a tax reserve related to prior years.

5 Gross debt excludes unamortized debt issuance costs.

“In Q2’25, the selling environment remained challenging. Given this backdrop, our ARR was solid, growing 10% year over year. Our Q2’25 cash flow was also solid, with operating cash flow growing 12% year over year and free cash flow growing 13% year over year, driven by our ARR growth, subscription business model, and diligent financial management. Additionally, we continued to execute our capital allocation strategy in a disciplined and consistent manner, repurchasing $75 million worth of our stock in Q2’25,” said Kristian Talvitie, CFO.

“We have updated our FY’25 guidance ranges to reflect our first half results and the potential for elevated macroeconomic uncertainty in the second half of FY’25. Supported by our guidance for 7% to 9% constant currency ARR growth, the predictability of our cash collections, the disciplined budgeting structure we have in place, and being mindful of foreign exchange rate fluctuations, we expect $840 million to $850 million of free cash flow in FY’25. We also remain focused on the disciplined and consistent execution of our capital allocation strategy, and we intend to proceed with approximately $75 million of share repurchases in Q3’25,” Talvitie concluded.

Full Fiscal Year 2025 and Third Fiscal Quarter Guidance

$ in millions; % rounded to the nearest half	FY’25 Previous Guidance	FY’25 Guidance	FY’25 YoY Growth Guidance	Q3’25 Guidance
Constant currency ARR (FY’25 Plan FX rates1)	9% to 10% growth	7% to 9% growth	7% to 9%	8.5% to 9.5% growth
Operating cash flow	$850 to $865	$855 to $865	14% to 15%	$234 to $239
Free cash flow	$835 to $850	$840 to $850	14% to 16%	$230 to $235
Revenue	$2,430 to $2,530	$2,445 to $2,565	6% to 12%	$560 to $600
Earnings per share	$3.36 to $4.24	$3.78 to $4.73	21% to 52%	$0.56 to $0.88
Non-GAAP earnings per share	$5.30 to $6.00	$5.80 to $6.55	14% to 29%	$1.05 to $1.30

1 On a constant currency basis, using our FY’25 Plan foreign exchange rates (rates as of September 30, 2024) for all periods.

Reconciliation of Operating Cash Flow Guidance to Free Cash Flow Guidance

$ in millions	FY’25 Guidance	Q3’25 Guidance

Operating cash flow	$855 to $865	$234 to $239
Capital expenditures	~$15	~$4
Free cash flow	$840 to $850	$230 to $235

Reconciliation of EPS Guidance to Non-GAAP EPS Guidance

	FY’25 Guidance	Q3’25 Guidance

Earnings per share	$3.78 to $4.73	$0.56 to $0.88
Stock-based compensation	$1.91 to $1.66	$0.47 to $0.38
Amortization of acquired intangibles	~$0.65	~$0.16
Impairment and other charges (credits), net	~$0.03	~$0.00
Acquisition and transaction-related charges	~$0.01	~$0.00
Income tax adjustments	($0.58) to ($0.53)	($0.14) to ($0.12)
Non-GAAP Earnings per share	$5.80 to $6.55	$1.05 to $1.30

FY’25 financial guidance includes the following assumptions:

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We provide ARR guidance on a constant currency basis, using our FY’25 Plan foreign exchange rates (rates as of September 30, 2024) for all periods.
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We expect churn to remain low.
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For cash flow, due to largely similar invoicing seasonality, and consistent with the past 4 years, we expect the majority of our collections to occur in the first half of our fiscal year and for fiscal Q4 to be our lowest cash flow generation quarter.
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Compared to FY’24, given our FY’25 ARR guidance range, FY’25 GAAP operating expenses are expected to increase approximately 3% and FY’25 non-GAAP operating expenses are expected to increase approximately 4%, primarily due to investments to drive future growth.
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Cash flow guidance includes approximately $19 million of outflows related to go-to-market realignment, of which $14 million was paid out in the first half of FY’25, approximately $4 million is expected to be paid out in Q3’25, and approximately $1 million is expected to be paid out in Q4’25.
•
Capital expenditures are expected to be approximately $15 million.
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Cash interest payments are expected to be approximately $90 million.
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Cash tax payments are expected to be approximately $110 million.
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GAAP and non-GAAP tax rates are expected to be approximately 20% to 25%.
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GAAP P&L results are expected to include the items below, totaling approximately $284 million to $314 million, as well as their related tax effects:
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approximately $200 million to $230 million of stock-based compensation expense,
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approximately $79 million of intangible asset amortization expense,
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approximately $4 million of impairment charges to right-of-use lease assets related to facilities subleasing activities, and
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approximately $1 million, net, related to acquisition and transaction-related expenses.
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As expected, we retired $500 million of senior notes that were due in Q2’25.
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We currently intend to repurchase approximately $300 million of our common stock in FY’25, of which $150 million was repurchased in the first half of FY’25, and approximately $75 million is expected to be repurchased in each of the two remaining quarters of FY’25.
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We currently expect our fully diluted share count to be approximately flat in FY’25.

PTC’s Second Fiscal Quarter Results Conference Call

The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, April 30, 2025. To participate in the live conference call, dial (888) 330-2508 or (240) 789-2735, provide the passcode 7328695, and press # or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available.

Important Information About Our Operating and Non-GAAP Financial Measures

Non-GAAP Financial Measures

We provide supplemental non-GAAP financial measures to our financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition and transaction-related charges included in general and administrative expenses; impairment and other charges (credits), net; non-operating charges (credits), net shown in the reconciliation provided; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

In Q2'25, we changed the income statement caption of Restructuring and other charges (credits), net to Impairment and other charges (credits), net to reflect that the amounts presented are mainly impairment charges rather than restructuring charges. We correspondingly revised the caption with respect to the list of items excluded from our non-GAAP financial measures and, as reflected below, the list of items covered under that caption to reflect the primary charges and credits included in the adjustment. All charges and credits under the captioned line item remain the same.

Impairment and other charges (credits), net are charges associated with disposal or exit activities, including lease impairment and abandonment charges, net charges or income related to impaired or exited facilities, restructuring severance charges resulting from substantial employee reduction actions, and other related costs.

Free Cash Flow: We provide information on free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return excess cash to shareholders via stock repurchases. Free cash flow is cash provided by (used in) operations net of capital expenditures. Free cash flow is not a measure of cash available for discretionary expenditures.

Constant Currency (CC): We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency exchange rate fluctuations. To present CC information, FY’25 and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2024, rather than the actual exchange rates in effect during that period.

Operating Measure

ARR: ARR (Annual Run Rate) represents the annualized value of our portfolio of active subscription software, SaaS, hosting, and support contracts as of the end of the reporting period. We calculate ARR as follows:

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We consider a contract to be active when the product or service contractual term commences (the “start date”) until the right to use the product or service ends (the “expiration date”). Even if the contract with the customer is executed before the start date, the contract will not count toward ARR until the customer right to receive the benefit of the products or services has commenced.
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For contracts that include annual values that change over time, we include in ARR only the annualized value of components of the contract that are considered active as of the date of the ARR calculation. We do not include any future committed increases in the contract value as of the date of the ARR calculation.
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As ARR includes only contracts that are active at the end of the reporting period, ARR does not reflect assumptions or estimates regarding future customer renewals or non-renewals.
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Active contracts are annualized by dividing the total active contract value by the contract duration in days (expiration date minus start date), then multiplying that by 365 days (or 366 days for leap years).

We believe ARR is a valuable operating measure to assess the health of a subscription business because it is aligned with the amount that we invoice the customer on an annual basis. We generally invoice customers annually for the current year of the contract. A customer with a one-year contract will typically be invoiced for the total value of the contract at the beginning of the contractual term, while a customer with a multi-year contract will be invoiced for each annual period at the beginning of each year of the contract.

ARR increases by the annualized value of active contracts that commence in a reporting period and decreases by the annualized value of contracts that expire in the reporting period.

As ARR is not annualized recurring revenue, it is not calculated based on recognized or unearned revenue and is not affected by variability in the timing of revenue under ASC 606, particularly for on-premises license subscriptions where a substantial portion of the total value of the contract is recognized as revenue at a point in time upon the later of when the software is made available, or the subscription term commences.

ARR should be viewed independently of recognized and unearned revenue and is not intended to be combined with, or to replace, either of those items. Investors should consider our ARR operating measure only in conjunction with our GAAP financial results.

Forward-Looking Statements

Statements in this document that are not historic facts, including statements about our future operating, financial and growth expectations, and potential stock repurchases, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate due to, among other factors, the effects of recently imposed import tariffs, threats of additional and reciprocal import tariffs, and global trade tensions and uncertainty, volatile foreign exchange rates, high interest rates or increases in interest rates, inflation, tightening of credit standards and availability, geopolitical uncertainty, including the effects of the conflicts between Russia and Ukraine and in the Middle East, and tensions between the U.S. and China, any of which could cause customers to delay or reduce purchases of new software, adopt competing software solutions, reduce the number of subscriptions they carry, or delay payments to us, which would adversely affect our ARR (Annual Run Rate) and/or financial results and cash flow and growth; our investments in our software solutions may not drive expansion of those solutions and/or generate the ARR and/or cash flow we expect if customers are slower to adopt those solutions than we expect or if they adopt competing solutions; our go-to-market realignment and other strategic initiatives to improve organizational and operational efficiency may not do so when or as we expect and may disrupt our business to a greater extent than we expect; other uses of cash or our credit facility limits could limit or preclude the return of excess cash to shareholders via share repurchases, or could change the amount and timing of any share repurchases; and foreign exchange rates may differ materially from those we expect. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including changes to tax laws in the U.S. and other countries and the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are described from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission.

About PTC (NASDAQ: PTC)

PTC (NASDAQ: PTC) is a global software company that enables industrial and manufacturing companies to digitally transform how they engineer, manufacture, and service the physical products that the world relies on. Headquartered in Boston, Massachusetts, PTC employs over 7,000 people and supports more than 30,000 customers globally. For more information, please visit www.ptc.com.

PTC.com @PTC Blogs

PTC Investor Relations Contact

Matt Shimao
SVP, Investor Relations

mshimao@ptc.com

investor@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024

Revenue:
Recurring revenue	$601,549	$564,014	$1,125,860	$1,070,041
Perpetual license	5,836	6,753	15,241	15,193
Professional services	28,981	32,305	60,393	68,052
Total revenue (1)	636,366	603,072	1,201,494	1,153,286

Cost of revenue (2)	106,262	110,055	218,059	220,075

Gross margin	530,104	493,017	983,435	933,211

Operating expenses:
Sales and marketing (2)	125,031	134,521	282,563	271,445
Research and development (2)	111,023	106,998	226,539	212,781
General and administrative (2)	54,993	61,526	108,312	130,732
Amortization of acquired intangible assets	11,380	10,424	22,820	20,787
Impairment and other charges (credits), net (3)	4,213	(7)	4,213	(802)
Total operating expenses	306,640	313,462	644,447	634,943

Operating income	223,464	179,555	338,988	298,268
Other expense, net	(18,215)	(33,810)	(40,585)	(66,924)
Income before income taxes	205,249	145,745	298,403	231,344
Provision for income taxes	42,605	31,300	53,527	50,512
Net income	$162,644	$114,445	$244,876	$180,832

Earnings per share:
Basic	$1.35	$0.96	$2.04	$1.52
Weighted average shares outstanding	120,177	119,587	120,210	119,354

Diluted	$1.35	$0.95	$2.02	$1.50
Weighted average shares outstanding	120,854	120,712	121,000	120,480

(1) See supplemental financial data for revenue by license, support and cloud services, and professional services.
(2) See supplemental financial data for additional information about stock-based compensation.

(3) Caption has been changed from "Restructuring and other charges (credits), net" to reflect that impairment is now the primary component of the charge. Additional information about this change can be found in the “Non-GAAP Financial Measures” section of this document.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands, except per share data)

Revenue by license, support and services is as follows:
	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024
License revenue (1)	$254,395	$234,321	$427,149	$418,319
Support and cloud services revenue	352,990	336,446	713,952	666,915
Professional services revenue	28,981	32,305	60,393	68,052
Total revenue	$636,366	$603,072	$1,201,494	$1,153,286

(1) License revenue includes the portion of subscription revenue allocated to license.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024
Cost of revenue	$5,507	$5,034	$11,420	$10,123
Sales and marketing	13,545	14,729	31,613	30,856
Research and development	14,391	13,936	30,546	28,174
General and administrative	18,069	20,492	33,784	44,051
Total stock-based compensation	$51,512	$54,191	$107,363	$113,204

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024

GAAP gross margin	$530,104	$493,017	$983,435	$933,211
Stock-based compensation	5,507	5,034	11,420	10,123
Amortization of acquired intangible assets included in cost of revenue	8,131	9,584	16,431	19,150
Non-GAAP gross margin	$543,742	$507,635	$1,011,286	$962,484

GAAP operating income	$223,464	$179,555	$338,988	$298,268
Stock-based compensation	51,512	54,191	107,363	113,204
Amortization of acquired intangible assets	19,511	20,008	39,251	39,937
Acquisition and transaction-related charges	610	302	825	2,808
Impairment and other charges (credits), net (2)	4,213	(7)	4,213	(802)
Non-GAAP operating income (1)	$299,310	$254,049	$490,640	$453,415

GAAP net income	$162,644	$114,445	$244,876	$180,832
Stock-based compensation	51,512	54,191	107,363	113,204
Amortization of acquired intangible assets	19,511	20,008	39,251	39,937
Acquisition and transaction-related charges	610	302	825	2,808
Impairment and other charges (credits), net (2)	4,213	(7)	4,213	(802)
Non-operating charges, net (3)	-	2,000	-	2,000
Income tax adjustments (4)	(21,699)	(14,586)	(46,390)	(28,624)
Non-GAAP net income	$216,791	$176,353	$350,138	$309,355

GAAP diluted earnings per share	$1.35	$0.95	$2.02	$1.50
Stock-based compensation	0.43	0.45	0.89	0.94
Amortization of acquired intangibles	0.16	0.17	0.32	0.33
Acquisition and transaction-related charges	0.01	0.00	0.01	0.02
Impairment and other charges (credits), net (2)	0.03	(0.00)	0.03	(0.01)
Non-operating charges, net (3)	-	0.02	-	0.02
Income tax adjustments (4)	(0.18)	(0.12)	(0.38)	(0.24)
Non-GAAP diluted earnings per share	$1.79	$1.46	$2.89	$2.57

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2024	2023	2024	2023
GAAP operating margin	35.1%	29.8%	28.2%	25.9%
Stock-based compensation	8.1%	9.0%	8.9%	9.8%
Amortization of acquired intangibles	3.1%	3.3%	3.3%	3.5%
Acquisition and transaction-related charges	0.1%	0.1%	0.1%	0.2%
Impairment and other charges (credits), net (2)	0.7%	0.0%	0.4%	(0.1)%
Non-GAAP operating margin	47.0%	42.1%	40.8%	39.3%

(2) Caption has been changed from "Restructuring and other charges (credits), net" to reflect that impairment is now the primary component of the charge. Additional information about this change can be found in the “Non-GAAP Financial Measures” section of this document.

(3) In Q2'24, we recognized an impairment loss of $2.0 million on an available-for-sale debt security.

(4) Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. Additionally, in Q2'25, adjustments exclude a $4.9 million benefit related to the tax impact of tax reserves related to prior years in foreign jurisdictions, of which $4.2 million was a non-cash benefit. In the first six months of FY'25 and FY’24, adjustments exclude a $10.4 million benefit and a $3.6 million charge, respectively, related to the tax impact of tax reserves related to prior years in foreign jurisdictions.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	September 30,
	2025	2024

ASSETS

Cash and cash equivalents	$235,169	$265,808
Accounts receivable, net	716,624	861,953
Property and equipment, net	68,047	75,187
Goodwill and acquired intangible assets, net	4,299,898	4,359,367
Lease assets, net	127,808	133,317
Other assets	714,885	687,910

Total assets	$6,162,431	$6,383,542

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$801,847	$775,274
Debt, net of deferred issuance costs	1,389,393	1,748,572
Lease obligations	178,105	181,754
Other liabilities	406,623	463,544
Stockholders' equity	3,386,463	3,214,398

Total liabilities and stockholders' equity	$6,162,431	$6,383,542

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024

Cash flows from operating activities:
Net income	$162,644	$114,445	$244,876	$180,832
Stock-based compensation	51,512	54,191	107,363	113,204
Depreciation and amortization	25,440	26,922	51,263	54,144
Amortization of right-of-use lease assets	8,237	7,735	16,165	15,459
Operating lease liability	1,254	(5,340)	(2,596)	(10,293)
Accounts receivable	(3,381)	(46,443)	127,972	107,507
Accounts payable and accruals	(35,370)	(109)	(50,706)	(64,796)
Deferred revenue	62,342	70,065	34,532	40,971
Income taxes	19,093	4,620	5,565	18,087
Other	(10,462)	24,644	(14,696)	(17,044)
Net cash provided by operating activities	281,309	250,730	519,738	438,071

Capital expenditures	(2,808)	(3,639)	(5,575)	(8,202)
Acquisition of businesses, net of cash acquired(1)	-	-	-	(93,457)
Borrowings (payments) on debt, net(2)	(155,000)	(254,230)	(360,125)	304,174
Repurchases of common stock	(75,000)	-	(150,000)	-
Deferred acquisition payment(3)	-	-	-	(620,040)
Net proceeds associated with issuance of common stock	13,307	12,709	13,307	12,709
Payments of withholding taxes in connection with vesting of stock-based awards	(10,082)	(20,858)	(52,871)	(71,184)
Settlement of net investment hedges	(16,048)	5,123	12,260	(2,224)
Other financing & investing activities	-	-	(1,410)	-
Foreign exchange impact on cash	3,153	(5,860)	(6,048)	829

Net change in cash, cash equivalents, and restricted cash	38,831	(16,025)	(30,724)	(39,324)
Cash, cash equivalents, and restricted cash, beginning of period	196,911	265,499	266,466	288,798
Cash, cash equivalents, and restricted cash, end of period	$235,742	$249,474	$235,742	$249,474

Supplemental cash flow information:
Cash paid for interest(3)	$29,753	$49,263	$45,151	$94,020

(1) In Q1'24, we acquired pure-systems for $93 million, net of cash acquired.

(2) In Q2'25, net repayments include borrowings on our credit facility revolver to fund the $500 million bond repayment in February. In Q1'24, we borrowed $740 million to fund the ServiceMax deferred acquisition payment and the pure-systems acquisition.

(3) In Q1'24, we made a payment of $650 million to settle the ServiceMax deferred acquisition payment liability, of which $620 million is a financing outflow and $30 million is an operating outflow and included in cash paid for interest.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024
Cash provided by operating activities	$281,309	$250,730	$519,738	$438,071
Capital expenditures	(2,808)	(3,639)	(5,575)	(8,202)
Free cash flow	$278,501	$247,091	$514,163	$429,869